UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 17, 2017

Date of Report (Date of earliest event reported)

SILVER SPRING NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35828	43-1966972
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

230 W. Tasman Drive, San Jose, CA		95134
(Address of principal executive offices)		(Zip Code)

(669) 770-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 17, 2017, Silver Spring Networks, Inc., a Delaware corporation (the “Company”), Itron, Inc., a Washington corporation (“Parent”), and Ivory Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement and the Merger (as defined below) have been unanimously approved by the Board of Directors of each of the Company and Parent.

Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Acquisition Sub will merge with and into the Company, and the Company will become a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is completed, each outstanding share of common stock, par value $0.001 per share, of the Company (each, a “Company Share”), other than Company Shares held by stockholders who have validly exercised their appraisal rights under Delaware law, Company Shares owned by Parent, Acquisition Sub and the Company or their respective subsidiaries or Company Shares subject to outstanding restricted stock awards and performance stock units, will automatically be converted into the right to receive $16.25 in cash (the “Merger Consideration”), without interest thereon, for each share of Company common stock (each, a “Company Share”) owned by them as of the date of the Merger.

The consummation of the Merger is subject to certain conditions, including, among others, (i) approval of the terms of the Merger and adoption of the Merger Agreement by holders of a majority of the outstanding Company Shares, (ii) subject to certain exceptions, the accuracy of the Company’s, Parent’s and Acquisition Sub’s respective representations and warranties and compliance in all material respects by the Company, Parent and Acquisition Sub with their respective covenants contained in the Merger Agreement, (iii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) other customary conditions. The dates for the Company’s stockholder meeting to vote on approval of the terms of the Merger and for closing the Merger have not yet been determined. In connection with the Merger Agreement, one director and certain stockholders affiliated with such director have entered into agreements to vote their shares in favor of the Merger.

The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent and Acquisition Sub, including covenants for the parties to use their respective reasonable best efforts to cause the conditions to the Merger set forth in the Merger Agreement to be satisfied. During the pendency of the Merger, the Company has agreed to operate its business in the ordinary course and to refrain from engaging in certain activities. In addition, under the terms of the Merger Agreement, the Company has agreed to (i) cause a meeting of its stockholders to be held to consider adopting the Merger Agreement, (ii) cause its Board of Directors to recommend that the Company stockholders adopt the Merger Agreement and approve the Merger, and (iii) not solicit or initiate any inquiries, or knowingly facilitate any alternative proposals, for an acquisition of the Company, subject to customary exceptions for the Company to respond to and support unsolicited proposals in the exercise of the fiduciary duties of the Company’s Board of Directors.

Parent has made covenants, among others, agreeing to use its reasonable best efforts to obtain financing on the terms and subject only to the conditions described in the commitment letter executed concurrently with the Merger Agreement, including all exhibits, schedules, annexes and amendments thereto (the “Financing Commitments”), and if, notwithstanding the use of reasonable best efforts by Parent, any portion of the such financing becomes unavailable on the terms and subject to the conditions of the Financing Commitments (unless such portion is not reasonably required to consummate the Merger), Parent must notify the Company and use its reasonable best efforts to obtain adequate alternative financing. Parent’s obligations to consummate the Merger are not contingent upon it obtaining such financing or any other third-party financing.

The Merger Agreement also contains certain termination rights for the parties, including the right of either party to terminate the Merger Agreement if (i) the Merger is not consummated by the six-month anniversary of the date of the Merger Agreement, which may be extended under certain circumstances to the nine-month anniversary of the Merger Agreement (the “Termination Date”), (ii) certain governmental authorities of competent jurisdictions have issued a law or order permanently prohibiting the consummation of the Merger (other than a non-U.S. antitrust law or an order under a non-U.S. antitrust law) or (iii) the Company stockholder approval is not obtained.

In certain circumstances, the Company may terminate the Merger Agreement if (i) Parent breaches any of its representations, warranties or covenants in the Merger Agreement (and, if such breach is curable by the Termination Date, does not cure such breach within 20 business days of written notice of such breach) such that closing conditions cannot be satisfied, or (ii) after all closing conditions have been satisfied, Parent fails (due to the failure of the financing to have timely occurred in accordance with its terms and the terms of the Merger Agreement) to consummate the Merger within 20 business days following the date the closing should have occurred in accordance with the terms of the Merger Agreement. Pursuant to the terms of the Merger Agreement, the Company is permitted under certain circumstances to terminate the Merger Agreement and accept a Superior Proposal (as defined in the Merger Agreement). The Merger Agreement also provides that the Company will be required to pay Parent a termination fee of $32,300,000 in certain circumstances, including if the Company terminates the Merger Agreement to accept a Superior Proposal.

In certain circumstances, Parent may terminate the Merger Agreement if (i) the Company breaches any of its representations, warranties or covenants in the Merger Agreement (and, if such breach is curable by the Termination Date, does not cure such breach within 20 business days of written notice of such breach), (ii) at any time prior to receiving the Company stockholder approval, (A) the Company’s Board of Directors has changed its recommendation for adoption of the Merger Agreement or failed to include its recommendation for adoption of the Merger Agreement in the proxy statement, (B) the Company’s Board of Directors fails to publicly reconfirm its recommendation for adoption of the Merger Agreement after receipt of a written request from Parent to do so (only if such request is made following public knowledge of a third party’s intention to make, or the making of, an alternate acquisition proposal), (C) a tender or exchange offer for Company Shares that constitutes an alternate acquisition proposal (whether or not such proposal is a Superior Proposal) is commenced by a third party unaffiliated with Parent and, within ten business days after the public announcement of such alternate acquisition proposal, the Company has not filed a Schedule 14D-9 recommending that Company stockholders reject such alternate acquisition proposal and not tender any Company Shares into such tender or exchange offer or (D) the Company has materially breached its covenants relating to non-solicitation or the recommendation of its Board of Directors.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each option to purchase Company Shares that remains outstanding as of immediately prior to the effective time of the Merger (each, a “Company Option”) will be treated as follows.

•

Each unvested Company Option that has a per share exercise price that is less than the Merger Consideration, and that is held by a current service provider (other than a non-employee member of the Company’s Board of Directors), will be assumed by Parent at the effective time of the Merger and be converted into and become an option to acquire common stock, no par value, of Parent (“Parent Shares”) (each such option, an “Adjusted Option”), on the same material terms and conditions as were applicable under the corresponding Company Option immediately prior to the effective time of the Merger. The number of Parent Shares subject to each Adjusted Option will be determined by multiplying the number of Company Shares subject to such corresponding Company Option by the quotient obtained by dividing (i) the Merger Consideration by (ii) a volume-weighted average of the trading prices of Parent Shares for ten trading days preceding (and including) the closing date of the merger (the “Exchange Ratio”). The per share exercise price for Parent Shares issuable upon exercise of each Adjusted Option will be determined by dividing the applicable per share exercise price of the corresponding Company Option by the Exchange Ratio;

•	Each Company Option that has a per share exercise price that is less than the Merger Consideration and that either: (i) is vested or (ii) is unvested and held by an non-employee member of the Company’s Board of Directors, will not be assumed by Parent and will be cancelled at the effective time of the Merger in exchange for a payment of an amount in cash, less applicable withholding taxes, equal to the product of the (A) aggregate number of Company Shares subject to such Company Option multiplied by the (B) excess of the Merger Consideration over the applicable per share exercise price of such vested Company Option.

•	Each Company Option, whether vested or unvested, that has a per share exercise price that is equal to or greater than the Merger Consideration, will become vested and exercisable by the holder thereof and, each such Company Option will, to the extent not exercised as of the effective time of the Merger, be cancelled at the effective time of the Merger with no payment made therefor.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each Company restricted stock unit award that remains outstanding as of immediately prior to the effective time of the Merger (each, a “Company RSU”) will be treated as follows:

•	Each unvested Company RSU that is held by a current service provider (other than Company RSUs held by a non-employee member of the Company’s Board of Directors) will be assumed by Parent at the effective time of the Merger and be converted into a restricted stock unit to receive, on substantially the same terms and conditions as were previously applicable to such Company RSU, a number of Parent Shares equal to the number of Company Shares that were subject to such Company RSU multiplied by the Exchange Ratio (each, an “Adjusted RSU”).

•	Each vested Company RSU and each unvested Company RSU held by a non-employee member of the Company’s Board of Directors will not be assumed by Parent and at the effective time of the Merger will be converted into the right to receive the Merger Consideration in cash, less applicable withholding taxes, for each Company Share subject to such Company RSU.

Upon the terms and subject to the conditions set forth in the Merger Agreement, each Company performance stock unit award (each, a “Company PSU”) that remains outstanding as of immediately prior to the effective time of the Merger will be treated as follows:

•	Each Company PSU granted during 2015 (each, a “Company 2015 PSU”) that is outstanding as of immediately prior to the effective time of the Merger will terminate without the payment of any consideration therefor and the holders of such terminated Company 2015 PSUs shall cease to have any rights with respect thereto.

•	For each Company PSU granted during 2017 (each, a “Company 2017 PSU”), that is outstanding as of immediately prior to the effective time of the merger, the performance conditions will be deemed satisfied at 100% of the target level of achievement and (i) the portion of each such Company 2017 PSU that is outstanding and unvested as to service-based vesting conditions will be treated as an Adjusted RSU, and (ii) the portion of each Company 2017 PSU that is outstanding and vested as to both performance conditions and service-based conditions will be cancelled and automatically be converted at the effective time of the Merger into the right to receive the Merger Consideration in cash, less applicable withholding taxes, for each Company Share subject to such fully-vested Company 2017 PSU.

Simultaneously with the execution of the Merger Agreement, Parent has entered into a voting agreement with one of the directors of the Company and certain stockholders affiliated with such director,

which persons and entities beneficially hold in aggregate approximately 19.5 % of the outstanding Company Shares. The voting agreement provides that the signatories thereto will generally vote their shares of Company common stock in favor of the Merger and adoption of the Merger Agreement and vote against any competing transaction, and it terminates on the earlier of the termination of the Merger Agreement in accordance with its terms, the effective time of the Merger and such date on which the Merger Agreement is amended to change the form of or reduce the amount of Merger Consideration to be paid thereunder.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Parent, Acquisition Sub, the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02	Compensatory Arrangements of Certain Officers.

(e)

In connection with the execution of the Merger Agreement, the Company entered into an agreement with Michael Bell, its President and Chief Executive Officer, on September 17, 2017 (the “Stay Bonus Agreement”). Pursuant to the terms of the Stay Bonus Agreement, and in consideration for Mr. Bell’s waiver of certain provisions related to his Company 2015 PSUs, Mr. Bell will be entitled to a cash retention award of $203,125, which will become due to Mr. Bell upon the closing of the Merger, subject to Mr. Bell’s continued employment by the Company at such time.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the Stay Bonus Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On September 17, 2017, the Board of Directors of the Company approved amending and restating the Company’s Amended and Restated Bylaws (the “Bylaws”), which amendment and restatement became effective immediately. The Bylaws add a new Article XI that generally provides that unless the Company consents in writing to the selection of an alternate forum, a state or federal court located within the state of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Restated Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Company’s Restated Certificate of Incorporation or the Bylaws, and (v) any action or proceeding asserting a claim against the Company governed by the internal affairs doctrine.

The foregoing description of the Bylaws is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Bylaws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On September 18, 2017, the Company and Parent issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Forward Looking Statements

This report contains forward-looking statements that are not purely historical regarding the Company’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to the closing of the Merger and the expected closing date of the Merger, the anticipated benefits of the Merger, and anticipated future combined operations, products and services of the Company and Parent. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the ability of the parties to complete the Merger, obtaining Company stockholder approval and required regulatory clearances, and customer and partner reception to the Merger. Readers should also refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission (“SEC”).

All forward-looking statements included in this release are made as of the date of this press release, based on information currently available to the Company, and the Company assumes no obligation to update any such forward-looking statement or reasons why results may differ.

Additional Information About the Merger

In connection with the proposed Merger, Parent and the Company will file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A. This report does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities and is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders. The Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Company’s special stockholder meeting relating to the proposed Merger. Company stockholders are urged to read the definitive proxy statement carefully when it becomes available before making any voting or investment decision with respect to the Merger because it will contain important information about the Merger. Company stockholders are advised that they may obtain free copies of the proxy statement filed by the Company with the SEC (when this document becomes available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the proxy statement may be obtained (when this document becomes available) from the Company’s website at http://ir.ssni.com/ or from the Company by written request to Investor Relations, Silver Spring Networks, Inc., 230 West Tasman Drive, San Jose, CA 95134. The documents filed by Parent with the SEC may be obtained free of charge at Parent’s website at www.Itron.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Parent by requesting them by mail at 2111 N Molter Road, Liberty Lake, Washington 99019, Attention: Investor Relations, or by telephone at (509) 891-3283.

Additionally, the Company and Parent will file other relevant materials in connection with the Merger pursuant to the Merger Agreement. The Company, Parent and their respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Parent’s executive officers and directors in the solicitation by reading Parent’s most recent Annual Report on Form 10-K, which was filed with the SEC on March 1, 2017 and the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the Merger when it becomes available.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

2.1	Agreement and Plan of Merger, dated September 17, 2017, by and among Silver Spring Networks, Inc., Itron, Inc. and Ivory Merger Sub, Inc.

3.1	Amended and Restated Bylaws.

10.1	Cancellation and Stay Bonus Agreement, dated September 17, 2017, by and between Silver Spring Networks, Inc. and Michael Bell.

99.1	Joint Press Release dated September 18, 2017.

EXHIBIT INDEX

Number	Description

2.1	Agreement and Plan of Merger, dated September 17, 2017, by and among Silver Spring Networks, Inc., Itron, Inc. and Ivory Merger Sub, Inc.

3.1	Amended and Restated Bylaws.

10.1	Cancellation and Stay Bonus Agreement, dated September 17, 2017, by and between Silver Spring Networks, Inc. and Michael Bell.

99.1	Joint Press Release dated September 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER SPRING NETWORKS, INC.

Date: September 18, 2017	By:	/s/ Catriona M. Fallon
		Name:	Catriona M. Fallon
		Title:	Chief Financial Officer